                                                           Exhibit 10.8.6


                                                      SECTOR ECONOMIA Y FINANZAS

            CONVENIO DE ESTABILIDAD JURIDICA CON DOE RUN CAYMAN LTD.

Conste por el presente documento el Convenio de Estabilidad Juridica que celebran, de una parte, el ESTADO PERUANO, debidamente representado por el Sr. Carlos Herrera Perret, Secretario General de la Comision Nacional de Inversiones y Tecnologias Extranjeras CONTE, autorizado para tal efecto por Resolucion del Directorio de CONTE No.001-93-EF/35 de fecha 01 de febrero de 1993 con domicilio en Jr. Antonio Miro Quesada No. 320 - 4to. piso, Lima, a quien en adelante se le denominara el ESTADO; y, de la otra parte, DOE RUN CAYMAN LTD una empresa constituida y existente bajo las leyes de Islas Caiman, con domicilio en Post Office Box No 309, Ugland House, South Church Street, Grand Cayman, Cayman Islands, British West Indies, Gran Bretana, representada por su Apoderado senor Victor Raul Eyzaguirre Parra, de nacionalidad peruana, identificado con Libreta Electoral No 01794578, domiciliado en Av. General Santa Cruz No 481, Jesus Maria, Lima, Peru, segun poder que se encuentra en tramite; a quien en adelante se le denominara DOE RUN ; en los terminos y condiciones que constan en las siguientes clausulas:

PRIMERA.-DOE RUN ha presentado ante la Comision Nacional de Inversiones y Tecnologias Extranjeras, en adelante CONITE, una solicitud para la suscripcion de un Convenio de Estabilidad Juridica al amparo de lo dispuesto en el Decreto Legislativo No 662, en el Titulo II y en el Capitulo Primero del Titulo V del Decreto Legislativo No 757, y en el Reglamento de los mismos aprobado por el Decreto Supremo No 162-92-EF del 12 de octubre de 1992, el que en adelante se denominara el REGLAMENTO.

SEGUNDA.- DOE RUN en virtud del presente Convenio, se acoge a la modalidad de inversion prescrita en el inciso a) del articulo 16o del REGLAMENTO. En consecuencia, se obliga a lo siguiente:

1. Efectuar aportes dinerarios al capital de la empresa DOE RUN MINING S.R.Ltda., una compania constituida en la ciudad de Lima, Peru, inscrita en la Ficha No 143928 del Registro de Personas Juridicas de la Oficina Registral de Lima y Callao, por un monto de US$ 2 000 000 (Dos Millones y 00/100 Dolares de Estados Unidos de America) en un plazo que no excedera del 23 de octubre de 1997.

2. Canalizar el aporte proveniente del exterior a que se refiere el numeral 1, a traves del Sistema Financiero Nacional, conforme debera constar en la certificacion que emita el banco interviniente en la operacion.

3. Registrar su inversion, valorizada en moneda de libre convertibilidad, en CONITE.

TERCERA. - El ESTADO, en virtud del presente Convenio y mientras este se encuentre vigente, se obliga, en relacion con la inversion a que se refiere la CLAUSULA SEGUNDA, a garantizar la estabilidad juridica para DOE RUN en los siguientes terminos:

1. Estabilidad del regimen tributario referido al Impuesto a la Renta. conforme a lo prescrito en el inciso a) del articulo 10o del Decreto

Legislativo No 662, vigente al momento de la suscripcion del presente convenio, segun el cual los dividendos y cualquier otra forma de distribucion de utilidades, no se encuentran gravadas, de conformidad con lo prescrito en el inciso a) del articulo 25o de la Ley del Impuesto a la Renta, aprobada por el Decreto Legislativo No. 774 y normas modificatorias vigentes a la fecha de suscripcion del presente Convenio. La mencionada ley y sus modificatorias tampoco gravan las remesas al exterior de los montos que correspondan a DOE RUN por cualquiera de los conceptos CONITEmplados en este inciso.

2. Estabilidad del regimen de libre disponibilidad de divisas conforme a lo prescrito en el inciso b) del articulo 10o del Decreto Legislativo No 662, que implica que DOE RUN podra acceder libremente a la moneda extranjera en el mercado cambiario al tipo de cambio mas favorable que pueda conseguir, sin que el ESTADO pueda aplicarle con relacion a la inversion a que se refiere la CLAUSULA SEGUNDA, cualquier regimen o mecanismo de regulacion del mercado cambiario que limite o restrinja este derecho o que impiique un tratamiento menos favorable para DOE RUN que el que se apiique a cualquier persona natural o juridica por la realizacion de cualquier clase de operacion cambiaria.

3. Estabilidad del derecho de libre remesa de sus utilidades y capitales conforme a lo prescrito en el inciso b) del articulo 10o del Decreto Legislativo No 662, que implica que DOE RUN podra transferir al exterior en divisas libremente convertibles, sin requerir autorizacion previa de ninguna entidad del Gobierno Central, Gobiernos Regionales o Locales, siempre que la inversion correspondiente haya sido registrada ante el Organismo Nacional Competente y se haya cumplido con las obligaciones tributarias correspondientes, y sin que el ESTADO pueda establecer restriccion o limitacion alguna a este derecho, lo siguiente:

      a) el integro de sus capitales provenientes del exterior, incluyendo el capital proveniente de la venta de sus acciones, participaciones o derechos sobre empresas, de la reduccion del capital y de la liquidacion parcial o total de empresas, provenientes de la inversion a que se refiere la CLAUSULA SEGUNDA;

      b) el integro de los dividendos o las utilidades netas comprobadas provenientes de la inversion a que se refiere la CLAUSULA SEGUNDA, asi como las utilidades obtenidas por concepto de contraprestaciones por el uso o disfrute de bienes ubicados fisicamente en el pais destinados a dicha inversion; y,

      c) el integro de las regalias y contraprestaciones por el uso y transferencia de tecnologia, marcas y patentes y cualquier otro elemento de la propiedad industrial que autorice el Organismo Nacional Competente.

      Estabilidad del derecho de utilizar el tipo de cambio mas favorable conforme a lo prescrito en el inciso b) del articulo 10o del Decreto Legislativo No 662, que implica que DOE RUN podra acceder a la moneda extranjera en el mercado cambiario al tipo de cambio mas favorable que pueda conseguir sin que el ESTADO pueda obligarla a

                                                              [LOGO]
                                                      SECTOR ECONOMIA Y FINANZAS


      realizar sus operaciones cambiarias bajo un regimen o mecanismo que otorgue un tratamiento menos favorable que el que se aplique a cualquier persona natural o juridica por la realizacion de cualquier operacion cambiaria, de acuerdo a lo siguiente

      a)    cuando se trate de conversion de la moneda extranjera a nacional:
            DOE RUN podra venderla a cualquier persona natural o juridica al tipo de cambio compra mas favorable que encuentre en el mercado cambiario al momento de efectuar la operacion cambiaria; y,

      b)    cuando se trate de conversion de la moneda nacional a extranjera:
            DOE RUN podra comprarla a cualquier persona natural o juridica al tipo de cambio venta mas favorable que encuentre en el mercado cambiario al momento de efectuar la operacion cambiaria.

5. Estabilidad del derecho a la no discriminacion conforme a lo prescrito en el inciso c) del articulo 10o del Decreto Legislativo No 662, que implica que el ESTADO en ninguno de sus niveles, ya se trate de entidades o empresas del Gobierno Central, Gobiernos Regionales o Locales, podra aplicar a DOE RUN un tratamiento diferenciado atendiendo a su nacionalidad, los sectores o tipos de actividad economica que desarrolle o la ubicacion geografica de la empresa en que invierta, ni en las siguientes materias:

      a) cambiaria, de tal modo que el ESTADO no podra aplicar a DOE RUN, en lo relativo a la inversion a que se refiere la CLAUSULA SEGUNDA, un regimen cambiario que implique un tratamiento menos favorable que el que se aplique a cualquier persona natural o juridica por la realizacion de cualquier clase de operacion cambiaria;

      b) precios, tarifas o derechos no arancelarios, de tal modo que el ESTADO no podra aplicar por estos conceptos a DOE RUN, en lo relativo a la inversion a que se refiere la CLAUSULA SEGUNDA, montos
            o tasas diferenciados;

      c) forma de constitucion empresarial, de tal modo que el ESTADO no podra exigir a DOE RUN que la empresa DOE RUN MINING S.R.Ltda., en la que va a invertir, adopte una determinada modalidad empresarial;

      d) su condicion de persona natural o juridica, de tal modo que el ESTADO no podra aplicar a DOE RUN un tratamiento diferenciado por este concepto; y,

      e) ninguna otra causa de efectos equivalentes, como es el caso de la aplicacion de tratamientos discriminatorios para DOE RUN resultantes de cualquier combinacion de los diversos acapites del presente numeral.

      El presente numeral se aplica sin perjuicio de las limitaciones establecidas en el articulo 30 del REGLAMENTO.

CUARTA. - DOE RUN se compromete a presentar en el plazo de cuarenta y cinco (45) dias calendario el poder formalizado e inscrito ante el registro correspondiente, que faculte debidamente al senor Victor Raul Eyzaguirre Parra a suscribir el presente Convenio de Estabilidad Juridica.

QUINTA. - DOE RUN asume adicionalmente de conformidad con lo pactado en la CLAUSULA SEGUNDA, la obligacion de acreditar que ha cumplido con la realizacion del aporte dinerario por US$ 2 000 000 (Dos Millones y 00/100 Dolares de Estados Unidos de America) al capital de la empresa DOE RUN MINING S.R.Ltda., mediante la presentacion ante CONITE, de copia del Testimonio de la Escritura Publica de Aumento de Capital y Modificacion de Estatutos de la empresa, debidamente inscrita en el registro correspondiente, asi como la certificacion que emita el banco interviniente en la operacion

La obligacion a que se refiere el parrafo anterior debera acreditarse en un plazo maximo de treinta (30) dias calendario, contado a partir de la fecha limite para su cumplimiento, conforme a lo establecido en la CLAUSULA SEGUNDA. El incumplimiento de la misma constituye causal de resolucion del Convenio.

SEXTA. - El presente Convenio de Estabilidad Juridica tendra una vigencia de diez (10) anos contados a partir de la fecha de su suscripcion. En consecuencia, no podra ser modificado unilateralmente por ninguna de las partes durante dicho periodo, ni aunque la legislacion nacional sea modificada, asi se trate de modificaciones mas beneficiosas o perjudiciales para alguna de las partes que las pactadas en este Convenio.

SEPTIMA. - DOE RUN tendra derecho a renunciar por unica vez al regimen de estabilidad juridica que se le otorga al amparo del presente Convenio, debiendo formalizar dicha renuncia mediante una comunicacion por escrito dirigida a CONITE, la que se hara efectiva desde la fecha de recepcion de la comunicacion por este ultimo.

Si DOE RUN opta por ejercer el derecho de renuncia al Convenio de Estabilidad, que se le reconoce al amparo de la presente Clausula, automaticamente pasara a regirse por la legislacion comun.

OCTAVA. - DOE RUN tendra derecho a ceder su posicion contractual en el presente Convenio. Para que sea valida dicha cesion de posicion contractual, DOE RUN debera obtener previamente la autorizacion correspondiente de CONITE, la misma que se formalizara mediante un Addendum al presente Convenio.

Queda entendido que la cesion de posicion contractual que realice DOE RUN a otro inversionista no extiende el plazo de duracion del Convenio a ie se refiere la CLAUSULA SEXTA.

NOVENA. - El presente Convenio de Estabilidad Juridica podra sermodicado de comun acuerdo por las partes, salvo en lo referente a su plazo de vigencia establecido en la CLAUSULA SEXTA. Tampoco podra dificarse el monto de la inversion por debajo del limite establecido en el inciso a) del articulo 16o del REGLAMENTO.

                                                              [LOGO]
                                                      SECTOR ECONOMIA Y FINANZAS

Para tal efecto, DOE RUN presentara una solicitud a CONITE, que se tramitara conforme al mismo procedimiento utilizado para la suscripcion del presente Convenio.

DECIMA. - Siendo la intencion de las partes que los problemas que se presenten en relacion con el cumplimiento del presente Convenio se resuelvan de la manera mas expeditiva posible, se conviene desde ahora que cualquier litigio, controversia o reclamacion entre ellos, relativa a la interpretacion, ejecucion
o validez del presente Convenio, sera resuelta mediante arbitraje de derecho.

El arbitraje se llevara a cabo en la ciudad de Lima, mediante la constitucion de un Tribunal Arbitral conformado por tres miembros, de los cuales cada una de las partes nombrara a uno y los dos arbitros asi designados nombraran al tercer arbitro. Los arbitros quedan expresamente facultados para determinar la controversia materia del arbitraje.

Si una parte no nombra arbitro dentro de los diez (10) dias de recibido el requerimiento de la parte o partes que soliciten el arbitraje o si dentro de un plazo igualmente de diez (10) dias, contado a partir del nombramiento del ultimo arbitro por las partes, los dos arbitros no consiguen ponerse de acuerdo sobre el tercer arbitro, la designacion del arbitro faltante sera hecha, a peticion de cualquiera de las partes, por la Camara de Comercio de Lima.

El plazo de duracion del proceso arbitral no debera exceder de sesenta (60) dias habiles, contado desde la fecha de designacion del ultimo arbitro y se regira por lo dispuesto en la Ley General de Arbitraje, aprobada por la Ley No. 26572 y/o las normas que la sustituyan o modifiquen.

Los gastos que se generen por la aplicacion de lo pactado en la presente Clausula seran sufragados por las partes contratantes en igual medida.

DECIMO PRIMERA.- Constituyen causales de resolucion de pleno derecho del presente Convenio de Estabilidad Juridica, sin mediar requisito de comunicacion previa, las siguientes:

1. EL incumplimiento por parte de DOE RUN de las obligaciones establecidas en la CLAUSULA SEGUNDA, CLAUSULA CUARTA y CLAUSULA QUINTA.

2. La cesion de posicion contractual que realice DOE RUN a otro inversionista sin obtener la correspondiente autorizacion previa de CONITE, conforme a lo pactado en la CLAUSULA OCTAVA.

En el caso que DOE RUN incurra en una de las mencionadas causales de solucion del presente Convenio, si por efecto de la estabilidad juridica concedida al amparo del mismo, hubiera gozado de una carga fiscal menor a la que le hubiera correspondido de no estar amparada por dicho Convenio, estara obligada a reembolsar al ESTADO el monto actualizado de los tributos que le hubieran afectado de no haber suscrito el Convenio, mas los recargos correspondientes a que se refiere el Codigo Tributario.

Queda entendido que en el caso a que se refiere el parrafo anterior, si DOE RUN hubiera soportado una carga fiscal mayor por efectos del presente Convenio, no existira obligacion de reembolso de suma alguna por parte del Estado.

Estando las partes de acuerdo en todos los terminos del presente Convenio, lo suscriben en dos copias de igual CONITE nido, en Lima, a los veintiun dias del mes de octubre de 1997.

POR DOE RUN CAYMAN LTD.


                                         /s/ Victor Raul Eyzaguirre Parra
                                         --------------------------------
                                         Victor Raul Eyzaguirre Parra
POR EL ESTADO


 [SEAL]                                      /s/ CARLOS HERRERA PERRET
                                            -------------------------
/s/ [ILLEGIBLE]                     [SEAL]       CARLOS HERRERA PERRET
------------------                                 Secretario General
 [ILLEGIBLE]                                           CONITE
     ABOGADA
Reg. [ILLEGIBLE] 20682

               LEGAL STABILITY AGREEMENT WITH DOE RUN CAYMAN LTD. Witnesseth hereby the Legal Stability Agreement entered into by and between the STATE OF PERU, duly represented by Mr. Carlos Herrera Perret, Secretary General of the National Commission for Foreign Investments and Technologies-CONITE, authorized for such purposes by CONITE Board of Directors Resolution No. 001-93-EF/35, dated February 1, 1993, domiciled for purposes hereof at Jr. Antonio Miro Quesada No. 320, 4th Floor, Lima, hereinafter referred to as the STATE, as party of the first part; and DOE RUN CAYMAN LTD., a company incorporated and existing under the laws of Cayman Islands, domiciled for purposes hereof at Post Office Box No. 309, Ugland House, South Church Street, Grand Cayman, Cayman Islands, British West Indies, Great Britain, duly represented by Mr. Victor Raul Eyzaguirre Parra, a Peruvian citizen, identified with Voter's Registration Card, No. 01794578, domiciled at Avda. General Santa Cruz, No. 481, Jesus Maria, Lima, Peru, as per power of attorney in process, hereinafter referred to as DOE RUN, as party of the second part; under the terms and conditions set forth in the following clauses: FIRST.- DOE RUN has presented to the National Commission for Foreign Investments and Technologies-CONITE hereinafter referred to as CONITE, a request for the signing of a Legal Stability Agreement as authorized by the provisions set forth in Legislative Decree No. 662, in Title II, and in the First Chapter of Title V of Legislative Decree No. 757, and in the Regulations of said Decrees approved by Supreme Decree No. 162-92-EF, dated October 12, 1992, hereinafter referred to as the REGULATIONS. SECOND.- By virtue of the present Agreement, DOE RUN agrees to the form of investment prescribed in Clause
a) of Article 16 of the REGULATIONS. As such DOE RUN is obligated as follows:

               To execute monetary contributions to the Capital of the company DOE RUN MINING S. R. Ltda., a company incorporated in the city of Lima, Peru, registered on Filing Card No. 143928 of the Book of Corporations of the Registry of Companies of Registry Office of Lima and Callao, for an amount of US$2,000,000 (TWO MILLION and 00/100 US DOLLARS) in a term not to exceed October 23, 1997.

               To channel the contribution from abroad referred to in numeral 1, through the National Financial System, as per the certification that shall be issued by the bank participating in the operation.

               3.To register its investment, valued in freely convertible currency, with CONITE. THIRD.- By virtue of the present agreement and while it is in force, the STATE is bound to guarantee the legal stability for DOE RUN, regarding the investment referred to in the SECOND CLAUSE hereof, under the following terms:

               The stability of the tax regime regarding the Income Tax, in keeping what is provided in clause a) of Article 10 of Legislative Decree No. 662, in force at the time of the signing of the present agreement, according to which the dividends and any other form of profit distribution are not subject to taxation, pursuant to the provisions set forth in clause a) of Article 25 of the Income Tax Law, approved by means of Legislative Decree No. 774 and amending standards in force at the time of signing the present agreement. Said Law and amendments thereof do not levy a tax on remittances abroad of the amounts that correspond to DOE RUN for any of the matters included in this numeral.

               The stability of the regime of free availability of foreign exchange pursuant to clause b) of Article 10 of Legislative Decree No. 662, signifying that DOE RUN will have free access to foreign exchange on the foreign exchange market at the most favorable rate of exchange that it may obtain, and the State may not apply to it, with regard to the investment referred to in the SECOND CLAUSE hereof, any regime or mechanism to regulate the foreign exchange market, that may limit or restrict these rights or that may imply a less favorable treatment for DOE RUN than that which is applied to any individual or corporate body to carry out any kind of exchange operation.

               The stability of the rights to freely remit profits and capitals pursuant to what is established in clause b) of Article 10 of Legislative Decree No. 662, signifying that DOE RUN may transfer abroad in freely convertible currency, without requiring prior authorization from any entity of the Central, Regional or Local Governments, as long as the corresponding investment has been registered with the Governing National Organism, and all the corresponding tax obligations have been fulfilled, and the STATE may not establish any restriction or limitation whatsoever to this right, the following:

               The entirety of its capitals originating abroad, including the capital originating from the sale of its shares, participations or rights on companies, the reduction of capital and the partial or total liquidation of companies originating from the investment to which the SECOND CLAUSE hereof refers;

               The entirety of the dividends or confirmed net profits originating from the investment referred to in the SECOND CLAUSE hereof, as well as profits obtained in exchange for the use or usufruct of properties physically located in the country and destined to said investment; and,

               The entirety of the royalties and retributions for the use and transfer of technology, trademarks and patents, and any other industrial property element authorized by the Governing National Organism.

               4. The stability of the right to use the most favorable exchange rate pursuant to the provisions set forth in clause b) of Article 10 of Legislative Decree No. 662, signifying that DOE

               RUN will have access to foreign exchange on the foreign exchange market at the most favorable rate of exchange that it may obtain, and the STATE may not obligate it carry out its exchange operations under a regime or mechanism granting a less favorable treatment than what is applied to any individual or corporate body to carry out any exchange operation, in accordance with the following:

               When it is a matter of conversion of foreign to national currency: DOE RUN may sell the foreign currency to any individual or corporate body at the most favorable "buy" exchange rate available on the foreign exchange market, at the time of execution of the foreign exchange operation; and,

               When it is a matter of conversion of national to foreign currency: DOE RUN may buy the national currency from any individual or corporate body at the most favorable "sale" exchange rate available on the foreign exchange market, at the time of execution of the foreign exchange operation.

               5. The stability of the right to non-discrimination in accordance with the stipulations set forth in clause c) of Article 10 of Legislative Decree No. 662, which provide that the STATE, at any level, whether entities or companies of the Central Government, Regional or Local Governments, may not apply to DOE RUN any differential treatment due to its nationality, the sector or types of economic activity it carries out, or the geographical location of the company in which it invests, nor in the following matters:

               foreign exchange, in such a way that the STATE may not apply to DOE RUN, as regards the investment referred to in the SECOND CLAUSE hereof, a foreign exchange regime that implies a less favorable treatment than what is applied to any individual or corporate body to carry out any kind of foreign exchange operation;

               prices, tariffs or non-Customs duties, in such a way that the STATE may not apply differential amounts or rates to DOE RUN , as regards the investment referred to in the SECOND CLAUSE hereof;

               manner of business incorporation, in such a way the STATE may not demand of DOE RUN that the company DOE RUN MINING S.R.Ltda., in which it is going to invest, adopt a given manner of incorporation;

               its condition as an individual or corporate body, in such a way that the STATE may not apply a differential treatment to DOE RUN on this regard; and,

               no other cause of equivalent effects, as is the case of the application of discriminatory treatment against DOE RUN resulting from any combination of the various paragraphs of this numeral.

               This numeral is applicable without prejudice to the limitations established in Article 3 of the REGULATIONS.

               FOURTH.- DOE RUN commits itself to present within forty-five (45) calendar days, the power of attorney, formalized and registered in the corresponding registry, which duly empowers Mr. Victor Raul Eyzaguirre Parra, to sign this Legal Stability Agreement.

               FIFTH.-In addition, and pursuant to the provisions set forth in the SECOND CLAUSE hereof, DOE RUN assumes the obligation to accredit that it has complied with carrying out the monetary contribution of US$2,000,000 (TWO MILLION AND 00/100 US DOLLARS) to the capital of the company DOE RUN MINING S.R.Ltda. by presenting to CONITE a copy of the Testimony of the Public Deed of the Capital Increase and Amendment of the Articles of Incorporation of the company, duly registered in the corresponding registry, as well as a certification issued by the bank that participates in the operation. The obligation referred to in the foregoing paragraph must be accredited within a maximum period of thirty (30) calendar days counted as of the deadline for compliance, in line with what is established in the SECOND CLAUSE hereof. Non-compliance with the same constitutes a cause for the termination of the Agreement.


               SIXTH.- The present Legal Stability Agreement shall have a term of force of ten (10) years as of the date of its signing. Consequently, it may not be amended unilaterally by either of the parties during said period, even in the event of modification of national legislation, whether said amendments are more beneficial or prejudicial to either of the parties than what is convened in this Agreement.

               SEVENTH.- DOE RUN shall have the right to waive, one time only, the legal stability regime granted to it by the authority of this Agreement, and to this end it must formalize said waiver by means of a written communication to CONITE; said waiver shall become effective as of the date of reception of the communication by CONITE. If DOE RUN opts to exercise the right of waiver of the Stability Agreement granted to it pursuant to this Clause, it shall automatically become subject to ordinary legislation.

               EIGHTH.- DOE RUN shall have the right to assign its contractual position in this Agreement. For said contractual position assignment to be valid, DOE RUN must obtain the corresponding prior authorization from the CONITE, which must be formalized by an Addendum to this Agreement. It is understood that the contractual position assignment that DOE RUN may make to another investor, does not extend the term of the Agreement referred to in the SIXTH CLAUSE hereof.

               NINTH.- This Legal Stability Agreement may be amended by common agreement between the parties, except in what regards its term of effect as established in the SIXTH CLAUSE hereof.

               The amounts of the contributions may not be modified either under the limit established in clause a) of Article 16 of the REGULATIONS.


               To this end, DOE RUN. shall present a request to CONITE, which shall be processed in line with the procedure followed for the signing of this Agreement.

               TENTH.- It being the intention of the parties that problems arising in relation to the fulfillment of this Agreement be resolved in the most expeditious manner possible, it is hereby agreed that any litigation, controversy, claim or complaint between the parties, related to the interpretation, execution or validity of this Agreement, shall be resolved through legal arbitration.

               The arbitration will be carried out in the city of Lima, through the establishment of an Arbitration Court comprised of three members of whom each of the parties will name one and the two so designated members will in turn name the third. The arbitrators are expressly empowered to resolve the controversy subject to the arbitration. If one party fails to name an arbitrator within ten (10) days of receipt of the request of the party or parties for an arbitration, or if within an equal period of ten (10) days, counted as of the naming of the last arbitrator by the parties, the two arbitrators do not reach an agreement regarding the third arbitrator, the designation of the missing arbitrator shall be carried out upon the request of either party, by the Chamber of Commerce of Lima. The duration of the arbitration process shall not exceed sixty (60) working days, counted as of the date of the designation of the last arbitrator, and shall be ruled by what is provided in the General Arbitration Law, approved by Law No. 26572 and/or the standards that substitute or amend it.

              The expenses generated by the exercises of what is agreed to in the present Clause shall be borne in equal parts by the contracting parties.

               ELEVENTH.- The following constitute causes for termination as a matter of law of this Legal Stability Agreement, without needing prior notice:

               Non-compliance on the part of DOE RUN with the obligations established in the SECOND, FOURTH and FIFTH CLAUSES hereof.

               Assignment of the contractual position of this Agreement, that may be made by DOE RUN to another investor without obtaining the corresponding prior authorization from the CONITE, pursuant to the provisions set forth in the EIGHTH CLAUSE hereof.

               In the event that DOE RUN incurs in one of the previously mentioned causes of termination of the present Agreement, and if as a result of the legal stability conferred by the authority of the same agreement DOE RUN enjoyed a lighter tax burden that would have corresponded to it if it had not been under the authority of said Agreement, it shall be obliged to reimburse the

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


STATE for the actual amount of the taxes that would have affected it if such Agreement had not been signed, plus the corresponding surcharges referred to in the Tax Code. It is understood that in the case referred to in the foregoing paragraph, if DOE RUN had borne a greater tax burden as a result of this Agreement, the STATE will have no obligation to refund any sum whatsoever.

               Whereas the parties agree to all of the terms hereof, they sign it in two copies of equal content, in Lima, on October 21, 1997.

for DOE RUN CAYMAN LTD.                           for the STATE
Victor Raul Eyzaguirre Parra                      Carlos Herrera Perret
                                                  Secretary General of CONITE

Iris A. Rios Barzola
CONITE Lawyer





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